Exhibit 15.2

November 19, 2010

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

We have reviewed, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, the unaudited interim financial information of FutureScripts Secure, LLC for the six-month periods ended June 30, 2010 and 2009, and have issued our report dated September 10, 2009. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Form 8-K/A dated November 19, 2010, is incorporated by reference in Registration Statement Nos. 333-106113, 333-75994, 333-61694, 333-116619, 333-116618, 333-135235, 333-159774, and 333-167340 of Catalyst Health Solutions, Inc. on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Philadelphia, PA